Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2012, relating to the consolidated financial statements and financial statement schedule of EOG Resources, Inc. and subsidiaries and the effectiveness of EOG Resources, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of EOG Resources, Inc. for the year ended December 31, 2011 (which report (1) expresses an unqualified opinion and includes an explanatory paragraph relating to EOG Resources, Inc.’s adoption of the updated oil and gas reserve estimation and disclosure rules on December 31, 2009 and (2) expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

December 21, 2012